UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         July 15, 2004

Hibernia Corporation
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-10294 (Commission File Number)	72-0724532 (IRS Employer Identification No.)
313 Carondelet Street, New Orleans, Louisiana 70130 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 533-3333

Item 7(c). Exhibits

        The exhibits listed below are being furnished pursuant to Item 9 hereof under Regulation FD and pursuant to Item 12 hereof as part of this current report on Form 8-K.

Exhibit No.	Description
99.39	News Release issued by the Registrant on July 15, 2004
99.40	Supplemental Information Relating to Release of Financial Results for the Quarter Ended June 30, 2004

Item 9. Regulation FD Disclosure

        On July 15, 2004, Hibernia Corporation issued a news release dated July 15, 2004, announcing its financial results for the quarter ended June 30, 2004. A copy of the news release and supplemental information relating to the release of financial results for the quarter ended June 30, 2004 are furnished as exhibits hereto and incorporated by reference into this Item 9.

Item 12. Results of Operations and Financial Condition

        On July 15, 2004, Hibernia Corporation issued a news release dated July 15, 2004, announcing its financial results for the quarter ended June 30, 2004. A copy of the news release and supplemental information relating to the release of financial results for the quarter ended June 30, 2004 are furnished as exhibits hereto and incorporated by reference into this Item 12.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2004	HIBERNIA CORPORATION (Registrant) By: /s/ Cathy E. Chessin Cathy E. Chessin Executive Vice President, Secretary and Corporate Counsel

	EXHIBIT INDEX
Exhibit No.	Description	Page No.
99.39	News Release Issued by the Registrant on July 15, 2004	3
99.40	Supplemental Information Relating to Release of Financial Results for the Quarter Ended June 30, 2004	8

EXHIBIT 99.39

NEWS RELEASE––HIBERNIA

MEDIA INQUIRIES:	INVESTOR INQUIRIES:	FOR IMMEDIATE RELEASE
Steven Thorpe--Vice President,	Trisha Voltz--Senior Vice President	July 15, 2004
Public Relations	and Manager, Investor Relations
Office: (504) 533-2753	Office: (504) 533-2180
E-mail: sthorpe@hibernia.com	E-mail: tvoltz@hibernia.com

      Hibernia Reports Second-Quarter Earnings of $73.4 Million, EPS Assuming Dilution of $0.47; Largest Merger Successfully Completed

        NEW ORLEANS – Hibernia Corporation today reported second-quarter 2004 net income of $73.4 million, up 19% from $61.4 million in second-quarter 2003. Earnings per common share (EPS) and EPS assuming dilution were $0.48 and $0.47, respectively, up 20% and 21% from a year earlier.

        For the first half of 2004, net income climbed to $139.4 million, up 19% from $117.6 million a year earlier. EPS and EPS assuming dilution for the first half of 2004 were $0.91 and $0.89, respectively, up 20% and 19% from $0.76 and $0.75 a year earlier.

        Hibernia’s legal merger with Coastal Bancorp, Inc., parent of a $2.7-billion-asset Texas savings bank, became effective May 13, 2004. The transaction significantly expands Hibernia’s presence in Houston and provides entry into Austin, Corpus Christi, the Rio Grande Valley and other communities in South Texas. The merger was accounted for as a purchase, and the results for second-quarter 2004 include a half-quarter impact of Coastal. Management believes the use of some non-GAAP comparisons for selected financial data will assist investors in better understanding the effect of the Coastal acquisition. Reconciling tables for selected financial data can be found on the company’s Internet site (www.hibernia.com/earnings).

        Also during second-quarter 2004, the company opened four new offices as part of its de novo branch expansion program in high-growth areas of Houston and Dallas-Fort Worth.

        “Hibernia performed very well in the second quarter – even a little better than our expectations – as we continued to benefit from a growing balance sheet strengthened by the successful completion of our largest merger,” said President and CEO Herb Boydstun. “Total assets now exceed $21 billion. We are particularly pleased with our Texas expansion and the opportunities it presents in attracting and expanding customer relationships. The Coastal operational conversion went smoothly, and our branch-building program in high-growth areas of Dallas-Fort Worth and Houston gained further positive momentum. Asset quality and capital remained strong, and we continued to focus on sales and service while managing expenses effectively.”

        Second-quarter 2004 earnings include the following after-tax items per diluted share:

o	A charge of $0.01 from $3.2 million in expenses related to the Coastal merger.

o	A benefit of $0.10 resulting from a $24.0 million reversal of a portion of the reserve for temporary impairment of mortgage servicing rights (MSR).

o	A charge of $0.09 resulting from net securities losses of $22.4 million related primarily to the sale of approximately $300 million in securities that were not associated with the Coastal merger. This sale of securities is part of a restructuring of Hibernia’s balance sheet in a rising rate environment and is designed to increase the yield and cash flow and shorten the average life of the investment securities portfolio.

        The net interest margin for second-quarter 2004 was 4.00%, compared to 4.32% a year earlier and 4.17% for first-quarter 2004. Last quarter, the company indicated the total impact of the merger on the net interest margin would be a decrease of approximately 20 basis points. The decrease from first-quarter 2004 reflects a half-quarter impact of Coastal and approximately six basis points of continued margin compression.

        While the company’s asset/liability position is slightly asset-sensitive over 12 months, management currently expects that, in a gradual 100-basis-point rising rate environment, net interest income and the net interest margin should remain relatively neutral over that period.

        Noninterest income for second-quarter 2004 totaled $101.4 million, up 32% from $76.7 million a year earlier and up 27% from $80.1 million for first-quarter 2004. Included in second-quarter 2004 are the previously mentioned $24.0 million reversal of a portion of the temporary MSR impairment reserve and net securities losses of $22.4 million. Also contributing to the growth from the year-ago quarter and first-quarter 2004 were increases in service charges on deposits, card-related fees and retail investment fees. Included in second-quarter 2003 was a $28.0 million non-cash expense for temporary MSR impairment and a $10.2 million net gain from the sale of securities. Included in first-quarter 2004 was a $10 million non-cash expense for temporary MSR impairment and $1.9 million in net gains from the sale of securities.

        During second-quarter 2004, Hibernia reclassified $6.5 million of the company’s MSR impairment from temporary to permanent. At June 30, 2004, the temporary MSR impairment reserve totaled $9.1 million. Mortgage loan production for second-quarter 2004 was approximately $500 million, 96% of which was in retail mortgage loans. In the year-ago quarter, mortgage loan production was $2.1 billion. This amount included correspondent lending, which accounted for 58% of the production. In first-quarter 2004, the company exited correspondent mortgage lending. Gains on sales of mortgage loans in second-quarter 2004 totaled $4.1 million, compared to $19.1 million for second-quarter 2003. To date, the company has not implemented a formal hedging program for its mortgage servicing rights asset. However, such a program remains a possibility depending on management’s ongoing evaluation.

        Noninterest expense for second-quarter 2004 totaled $160.8 million, up 13% from $142.8 million a year earlier and up 11% from $145.1 million in first-quarter 2004. Included in second-quarter 2004 is the previously mentioned $3.2 million in Coastal merger-related costs. These merger-related expenses include items such as salaries, occupancy and equipment, data processing and advertising, as well as other expenses associated with the merger and integration of Coastal. A detailed breakout of Coastal-related merger expenses can be found in Hibernia’s supplemental financial tables at www.hibernia.com/earnings. Included in second-quarter 2003 noninterest expense is a $5.2 million charge associated with a reduction in force during that quarter.

Loans, deposits continue to grow

        Loans and deposits reached record levels in second-quarter 2004. Loans totaled $15.3 billion at June 30, 2004, up 29% from $11.9 billion a year earlier and up 17% from $13.1 billion at March 31, 2004. Coastal contributed approximately $2.0 billion in loans on the May 13 merger date.

        Deposits climbed 20% to $16.4 billion at June 30, 2004, from $13.7 billion a year earlier and 10% from $14.9 billion at March 31, 2004. Coastal contributed $1.7 billion in deposits on the May 13 merger date.

        Net interest income for second-quarter 2004 was $184.5 million, up 6% from $173.8 million a year earlier and up 3% from $178.4 million for first-quarter 2004.

Asset quality remains strong

        Asset quality trends remain favorable. Second-quarter 2004 results were in line with Hibernia’s expectations, including the impact of the Coastal merger.

o	The provision for loan losses was $12.0 million for second-quarter 2004, down 8% from a year earlier and unchanged from first-quarter 2004.

o	Net charge-offs for second-quarter 2004 were $11.3 million, down 12% and 4%. A $2.1 million recovery related to a commercial credit was recorded in second-quarter 2004. Net charge-offs included $2.6 million related to loans acquired from Coastal, of which $1.4 million was due to the writedown of loans which were sold in the quarter. During second-quarter 2004, Hibernia sold approximately $22 million of loans acquired from Coastal.

o	The net charge-off ratio for second-quarter 2004 was 0.32%, compared to 0.44% and 0.36%. By categories, net charge-off ratios were: consumer, 0.43%, compared to 0.55% and 0.52%; commercial, -0.20%, compared to -0.03% and less than one basis point; and small-business, 0.60%, compared to 0.67% and 0.39%.

o	Nonperforming assets at June 30, 2004, were $77.0 million, compared to $64.7 million a year earlier and $63.9 million at March 31, 2004, and nonperforming loans were $64.8 million, compared to $57.2 million and $52.9 million. Included in nonperforming loans at June 30, 2004, are $15.4 million in loans from the Coastal merger.

o	The nonperforming asset ratio at June 30, 2004, was 0.50%, compared to 0.55% and 0.49%, and the nonperforming loan ratio was 0.42%, compared to 0.48% and 0.40%.

o	Reserve coverage of nonperforming loans was 363% at June 30, 2004, compared to 373% and 404%; reserve coverage of total loans was 1.53%, compared to 1.80% and 1.63%.

Entering exciting new phase in Texas

        The conversion of Coastal’s computer systems to Hibernia’s and the installation of Hibernia signage were completed in mid-June.

        “Hibernia’s full range of products and services is now available to former Coastal customers and prospects,” said Boydstun. “The merger almost doubled our Texas deposits to 22% of total deposits, putting us much closer to our goal of having at least 25% of our deposits in Texas.”

        Hibernia opened an operations center in Houston staffed primarily by former Coastal employees and opened two new branches in metropolitan Houston and two in Dallas-Fort Worth in second-quarter 2004. Through the first half of the year, the company opened five branches in high-growth Texas markets. The first Hibernia branch in Denton County north of Dallas opened earlier this week, bringing the total number of Texas de novo offices opened since December 2003 to nine. Another branch in Dallas-Fort Worth is slated to open later in the third quarter. For full-year 2004, the company plans to build 16 de novo offices in Texas.

        With the addition of Coastal’s 49 locations and the six de novo offices opened this year, Hibernia now has 99 locations in Texas and more than 300 systemwide.

        “We are very pleased with the growth and sales results of our new Texas branches,” said Boydstun. “We are seeing loans and deposits doubling our initial modeling for the Texas de novo offices that have been opened for at least six months.”

        Combined loans for the company’s commercial financial centers in North Dallas and Houston totaled $121 million at the end of second-quarter 2004.

        “We are comfortable we will meet the high end of our previously projected range of 8-10% growth for 2004 EPS assuming dilution, or $1.80,” said Boydstun. “We hope to do better if the initial positive impact of Coastal continues.”

Additional information

        Other second-quarter 2004 results, compared to second-quarter 2003, included the following:

o	Assets: $21.3 billion at June 30, 2004, up 19% from $17.9 billion at June 30, 2003.

o	Goodwill: $337.4 million, up 61% from $209.1 million at June 30, 2003. This increase was due primarily to the addition of $117 million in goodwill from the Coastal transaction.

o	Debt: $2.0 billion, up 40% from $1.4 billion at June 30, 2003, and up 78% from $1.1 billion at March 31, 2004. In connection with the Coastal merger, Hibernia issued $100 million of subordinated notes and added $790 million in debt from Coastal in second-quarter 2004.

o	Leverage ratio: 7.69% at June 30, 2004, compared to 8.39% a year earlier. The June 30 leverage ratio declined as a result of the Coastal merger and was in line with management’s expectations. It is projected to decline to approximately 7.35% at the end of third-quarter 2004. During second-quarter 2004, Hibernia bought back 659,500 shares of its common stock. For the first half of 2004, Hibernia repurchased 1.8 million shares.

        For selected financial tables, go to www.hibernia.com/earnings. A live listen-only audio Webcast of management’s conference call with analysts and the media will be available beginning at 1 p.m. CT today on hibernia.com. The conference also will be available in archived format at the same address through July 31.

        Hibernia is on Forbes magazine’s list of the world’s 2,000 largest companies and Fortune magazine’s list of America’s top 1,000 companies according to annual revenue. Hibernia has $21.3 billion in assets and 310 locations in 34 Louisiana parishes and 34 Texas counties. Hibernia Corporation’s common stock (HIB) is listed on the New York Stock Exchange.

Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, prepayment speeds, servicing costs, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary policy, anticipated expense levels, changes in laws and regulations, the level of success of the Company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard-setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, unexpected costs or issues in its expansion or acquisition plans and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements and could impact Hibernia’s ability to achieve the goals described in its mission statement. Hibernia undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

FINANCIAL INFORMATION
(Unaudited)

SUMMARY OF OPERATIONS	THREE MONTHS ENDED							SIX MONTHS ENDED
($ in thousands, except per-share data)

	June 30	June 30			March 31			June 30	June 30
	2004	2003	CHANGE		2004	CHANGE		2004	2003	CHANGE

Interest income	$ 240,060	$ 231,486	4%		$ 227,879	5%		$ 467,939	$ 462,244	1%
Interest expense	55,540	57,669	(4)		49,436	12		104,976	116,696	(10)

Net interest income	184,520	173,817	6		178,443	3		362,963	345,548	5
Provision for loan losses	12,000	13,000	(8)		12,000	--		24,000	30,750	(22)

Net interest income after provision	172,520	160,817	7		166,443	4		338,963	314,798	8

Noninterest income:
Service charges on deposits	44,736	38,394	17		40,786	10		85,522	74,255	15
Card-related fees	15,333	12,651	21		12,517	22		27,850	23,727	17
Mortgage banking	30,240	(13,921)	317		(7,149)	523		23,091	(18,864)	222
Retail investment fees	8,138	7,142	14		7,698	6		15,836	13,662	16
Trust fees	5,881	5,556	6		6,172	(5)		12,053	11,624	4
Insurance	4,766	4,573	4		4,807	(1)		9,573	9,327	3
Investment banking	3,653	3,614	1		3,784	(3)		7,437	6,445	15
Other service, collection and exchange charges	5,392	4,918	10		5,233	3		10,625	9,938	7
Other operating income	5,629	3,542	59		4,343	30		9,972	8,824	13
Securities gains (losses), net	(22,405)	10,191	(320)		1,865	N/M		(20,540)	10,200	(301)

Noninterest income	101,363	76,660	32		80,056	27		181,419	149,138	22

Noninterest expense:
Salaries and employee benefits	84,887	78,245	8		76,008	12		160,895	152,851	5
Occupancy and equipment	20,291	18,144	12		19,000	7		39,291	35,392	11
Data processing	10,044	8,895	13		9,207	9		19,251	18,313	5
Advertising and promotional expense	8,307	5,478	52		7,774	7		16,081	12,440	29
Stationery and supplies, postage and telecommunications	7,611	6,218	22		6,387	19		13,998	12,892	9
Amortization of purchase accounting intangibles	1,551	1,285	21		1,161	34		2,712	2,624	3
Foreclosed property expense, net	(250)	(29)	(762)		35	(814)		(215)	57	(477)
Other operating expense	28,361	24,527	16		25,487	11		53,848	48,357	11

Noninterest expense	160,802	142,763	13		145,059	11		305,861	282,926	8

Income before income taxes and minority interest	113,081	94,714	19		101,440	11		214,521	181,010	19
Income tax expense	39,700	33,333	19		35,419	12		75,119	63,429	18
Minority interest, net of income tax expense	31	--	--		--	--		31	--	--

Net income	$ 73,350	$ 61,381	19%		$ 66,021	11%		$ 139,371	$ 117,581	19%

Net income per common share	$ 0.48	$ 0.40	20%		$ 0.43	12%		$ 0.91	$ 0.76	20%
Net income per common share - assuming dilution	$ 0.47	$ 0.39	21%		$ 0.42	12%		$ 0.89	$ 0.75	19%
Return on average assets	1.46%	1.39%	7	bp	1.42%	4	bp	1.44%	1.34%	10	bp
Return on average equity	16.11%	14.26%	185	bp	14.66%	145	bp	15.39%	13.75%	164	bp